Exhibit 99.1
THIRD AMENDMENT AGREEMENT
     THIS THIRD AMENDMENT AGREEMENT, (hereinafter, this “Third Amendment”) is entered into as of November 6, 2007 by and among Factory Card Outlet of America Ltd., an Illinois corporation (“Borrower”), the lenders signatory hereto (“Lenders”) and Wells Fargo Retail Finance, LLC as agent for the Lenders (in such capacity, “Agent”).
RECITALS
     WHEREAS, Borrower, Agent and Lenders are parties to a Loan and Security Agreement dated as of April 9, 2002 (as amended from time to time prior to the date hereof, the “Loan Agreement”) pursuant to which the Lenders agreed to make certain revolving credit advances and to provide certain other financial accommodations to Borrower; and
     WHEREAS, Amscan Acquisition, Inc., a wholly-owned direct subsidiary of Amscan Holdings, Inc. (“Amscan”) has initiated a tender offer (the “Tender Offer”) to acquire the outstanding shares (the “Shares”) of Factory Card & Party Outlet Corp., the parent of Borrower;
     WHEREAS, the completion of the Tender Offer (the “Acquisition”) constitutes a Change in Control and, consequently, an Event of Default under the Loan Agreement;
     WHEREAS, the Borrower has requested that the Lenders agree that the Acquisition does not result in a Change of Control under the Loan Agreement for a short period of time; and
     WHEREAS, the undersigned Lenders constitute the Lenders necessary to agree to this Third Amendment pursuant to Section 15.1 of the Loan Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows.
     1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.
     2. Amendment to the Loan Agreement. Subject to the terms and conditions of this Third Amendment, including compliance with paragraph 3 below, the Lenders agree that, notwithstanding anything to the contrary set forth in the Loan Agreement, (a) the Acquisition does not constitute a Change of Control under the Loan Agreement and (b) the Acquisition in and of itself will not otherwise constitute a Default or Event of Default under the Loan Agreement. The Lenders further agree, subject to the terms and conditions of this Third Amendment, to waive compliance by the Borrower with Section 3.6 of the Loan Agreement with respect to repayment of the Obligations as provided in Section 3(a) below. The Borrower’s failure to satisfy the covenants set forth in paragraph 3 below on or before January 2, 2008 shall constitute Events of Default under Sections 8.1 and 8.2 of the Loan Agreement.

     3. Payoff Amount. Borrower hereby agrees that, on or before January 2, 2008, it will:
        (a) pay to the Agent, in full and in cash, the full amount of (i) the Obligations, plus (ii) a fee equal to $87,332.04, which fee shall be fully earned as of the date of the execution of this Third Amendment and which represents a premium payable by the Borrower to the Agent to compensate the Lenders for lost profits and damages resulting from the Borrower’s failure to comply with Section 3.6 of the Loan Agreement; and
        (b) execute and deliver to the Agent a payoff letter satisfactory to the Agent in its reasonable discretion, in substantially the form attached hereto as Exhibit A.
     4. Conditions Precedent to Third Amendment. The satisfaction of each of the following, unless waived or deferred by the Agent, in its Permitted Discretion, shall constitute conditions precedent to the effectiveness of this Third Amendment:
        (a) The representations and warranties in the Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);
        (b) No Default or Event of Default (other than any Default or Event of Default that arises solely by reason of the Acquisition) shall have occurred and be continuing on the date hereof, nor, after taking into account the terms of this Third Amendment, shall any Default or Event of Default result from the consummation of the Acquisition; and
        (c) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein or by the Loan Documents shall have been issued and remain in force by any Governmental Authority against the Borrower, the Agent or any Lender.
     5. Choice of Law. The validity of this Third Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of The Commonwealth of Massachusetts.
     6. Counterparts; Telefacsimile or Electronic Delivery. This Third Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by telefacsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Third Amendment. Any party delivering an executed counterpart of this Third Amendment by telefacsimile or electronic mail also shall deliver a manually executed counterpart of this Third Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Third Amendment.

     7. Reaffirmation. Borrower reaffirms all of its obligations under the Loan Agreement and the other Loan Documents.
     8. Effect on Loan Agreement. The Loan Agreement shall be and remain in full force and effect in accordance with its respective terms and such Loan Agreement, together with each of the other Loan Documents, hereby is ratified and confirmed in all respects. The execution, delivery, and performance of this Third Amendment, except as expressly set forth herein, shall not operate as a waiver of or as an amendment of, any right, power, or remedy of the Agent under the Loan Agreement.
     9. Further Assurances. Borrower shall execute and deliver all agreements, documents, and instruments, in form and substance satisfactory to Agent, and take all actions as Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by Agent and to fully consummate the transactions contemplated under this Third Amendment and the Loan Agreement.
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     IN WITNESS WHEREOF, the parties have entered into this Third Amendment as of the date first above written.

BORROWER FACTORY CARD OUTLET OF AMERICA LTD.
By:	/s/ Timothy J. Benson
Timothy J. Benson,
Vice President, Treasurer and Chief Financial Officer

AGENT AND LENDER: WELLS FARGO RETAIL FINANCE II, LLC, as Agent and Lender
By:	/s/ Robert C. Chakarian
Robert C. Chakarian,
Vice President